Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 (333-233497) of Banner Corporation of our report dated February 26, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Banner Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 2018, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

Moss Adams LLP

/s/ Moss Adams LLP
Spokane, Washington
September 27, 2019